Exhibit 4.4

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

Global Agreement

MAKEMYTRIP (INDIA) PRIVATE LIMITED

Effective: 1 April, 2012

GLOBAL AGREEMENT

This Global Agreement (“Agreement”) is effective as of 1 April 2012 (“Effective Date”) and is between:

Amadeus IT Group, S.A., a Spanish company with principal offices at Salvador de Madrigal, 1 - 28027 Madrid, Spain (“Amadeus”), and

MakeMyTrip (India) Private Limited, an Indian company with its offices at 243, S P Infocity, Udyog Vihar, Phase-1, Gurgaon-122 016, Haryana, India (“Customer”);

(each a “Party” and collectively the “Parties”)

RECITALS

WHEREAS, the Amadeus Group has developed and is operating a fully automated global reservations and distribution system known as the Amadeus System (as defined below), with the ability to perform comprehensive information, communications, reservations, ticketing and related functions;

WHEREAS, Customer desires to utilize the Amadeus System and other related products and services in the Geographical Area (defined below);

IT IS AGREED:

1.	DEFINITIONS

The following definitions shall apply to the terms used in this Agreement unless the context otherwise requires:

1.1	“Agreement” means this Global Agreement, and any Exhibit attached hereto, as amended or supplemented from time to time

1.2	“Amadeus Group” means the group of legal entities established in order to organize, develop, operate, and market the Amadeus System, including Amadeus IT Group, S.A., its subsidiaries and affiliated companies.

1.3	“Amadeus ACO” means an Amadeus Commercial Organization distributing the Amadeus System within the Geographical Area.

1.4	“Amadeus System” or “System” means the global distribution system (GDS) being developed, operated and distributed by the Amadeus Group.

1.5	“Amadeus Web Services” means the application program interface, which consists of a platform-neutral offering that adheres to cross-platform Web services standards, and related infrastructure, including but not limited to Amadeus System connectivity, software and services, made available by the Amadeus Group to Customer for the development of Client Applications as referenced in Exhibit 4 hereto.

1.6	“Booking” means an individual air, car, hotel, rail or cruise reservation entry in the itinerary portion of a PNR processed and booked in the Amadeus System which has not been cancelled, unconfirmed or unfulfilled and which are billable to and paid by a Provider. “Net Bookings” are all Bookings in a month less cancellations in such month. Passive and waitlisted bookings are not counted as Net Bookings.

1.7	“Content” means all airline, car or hotel computerised travel information containing information about schedules, availability, fares and related services, which can be reserved, purchased or ticketed.

1.8	“Customer Locations” means Customer’s locations, which are identified as of the Effective Date in Exhibit 1 hereto, and which may be added by mutual written agreement in accordance with Exhibit 5, and upon mutually agreed commercial terms.

1.9	“Customer Equipment” means equipment, hardware, software and any other material that is not provided by Amadeus or an Amadeus ACO.

1.10	“Customer Offices” means Customer’s offices, which have been specifically identified as of the Effective Date in Exhibit 1, and from which Bookings shall not be eligible for payment of Incentives under this Agreement. Additional Customer Offices may be added by mutual written agreement in accordance with Exhibit 5.

1.11	“Equipment” means hardware provided by Amadeus or an Amadeus ACO.

1.12	“GDS” shall mean a global distribution system (commonly referred to as a computerized reservation system). A GDS (i) collects, stores, processes, displays and/or distributes information through computer terminals and other devices concerning air and/or ground transportation, lodging and other travel related products and services offered by travel suppliers; (ii) enables travel agencies, corporations and/or travel wholesalers to reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (iii) processes transactions for the acquisition or use of such products and services. For the avoidance of doubt, GDS shall include but not be limited to each of the global distribution systems operated by Abacus, Amadeus, Axess, Farelogix, G2 Switchworks, Infini, ITA, Sabre, Sirena, Topas, Travelport, Travelsky, and their respective affiliates, successors and assigns, and any other system with multi-provider content offering such content to travel agencies, corporations and/or travel wholesalers.

1.13	“Geographical Area” means the markets specifically identified on Exhibit 1.

1.14	“Master Pricer” means an automated low fare search tool especially adapted to online travel agents. Master Pricer is designed to allow many interactions in the flight and fare search and is only available via Amadeus Web Services.

1.15	“PNR” means passenger name record.

1.16	“Provider” means a provider of travel related services that makes its data available through the Amadeus System.

1.17	“Software” means software and related documentation provided by Amadeus or an Amadeus ACO.

1.18	“Subscriber Agreement” means an agreement between an Amadeus ACO and a Customer Location or Customer Office covering the provision of Amadeus and/or Amadeus ACO related products and services.

1.19	“Taxes” means any VAT, federal, state or local tax, surcharge, levy, duty or similar charge that is imposed on the sale, lease, transfer or use of any products or services made available to Customer, a Customer Location, or Customer Office pursuant to this Agreement.

1.20	“Transaction” or “Central System Transaction” means a request to process data that is transmitted to the Amadeus System. Multiple data elements transmitted to the Amadeus System in a string will be counted as one Transaction. Data elements transmitted via wizards, macros, robotics and similar means may result in multiple Transactions that are not apparent to the Amadeus System user. A “Central System Transaction” means a Transaction on the Amadeus System not including low fare search transactions (e.g Master Pricer).

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

1.21	“User” or “Users” means individuals that access the Amadeus System over a Web-Site.

1.22	“Web-Site” means any internet web-site or mobile application or any other electronic mode owned and operated by Customer that is made available to Users.

1.23	“Year” means each successive twelve month period from the Effective Date.

2.	TERM.

This Agreement shall be effective from 1 April 2012 for a period of five (5) years and three (3) months, expiring on 30 June 2017 (the “Term”), at which point this Agreement will automatically terminate without further action by the Parties unless the Parties mutually agree in writing to a renewal of this Agreement.

3.	ESSENTIAL CONDITIONS OF THE AGREEMENT

The following conditions agreed between the Parties form the base of this Agreement:

3.1	Customer agrees that, as a material condition of this Agreement, Amadeus shall be its sole and exclusive GDS (including where Provider direct connections may exist) at its present and future Customer Locations, except where:

(i)	any concerned legal authorities/courts have ordered the Customer or ordered all travel agencies, including online travel agencies, users of GDS etc. not to use the Amadeus system;

(ii)	Content is not available on the Amadeus System; or

(iii)	upon reasonable evidence from Customer that due solely to technical or other deficiencies with the Amadeus connection or equipment (and not that of Customer), that the Amadeus System is not connected to Customer Locations or its Web-Site, but only for the limited period that such defect has not been corrected.

3.2	Customer shall create XXXX (XXXX) Net Bookings from its Customer Locations in India during the Term (“Committed Net Bookings”).

3.3	This Agreement applies only to the Customer Locations and Customer Offices listed in Exhibit 1, and as may be added by mutual written agreement in accordance with Exhibit 5.

3.4	Where shareholdings in a Customer Location are majority or wholly owned by Customer, such Customer Location that is approved in advance as a Customer Location by Amadeus shall automatically become a party to this Agreement. If, however, shareholdings in a Customer Location are not majority or wholly owned by Customer, such Customer Location will not automatically be eligible to be included in this Agreement and must enter into a standard Subscriber Agreement with Amadeus or the applicable Amadeus ACO, unless the Parties agree otherwise.

3.5	Notwithstanding the foregoing, in the event Customer or a Customer Location acquires business that is already utilizing the Amadeus System and Customer desires such business to fall under this Agreement then such business will come under this Agreement on a case by case basis and upon mutual written agreement in accordance with Exhibit 5.

3.6	All other Subscriber Agreements are independent of this Agreement and termination, expiration or performance under any such Subscriber Agreement will in no manner affect the terms, conditions or enforceability of this Agreement.

3.7	A breach of Clause 3.1 above shall be considered a material breach of the contract in addition to other matters that may be material breaches under Clause 10 of this Agreement.

4.	PRODUCTS AND SERVICES

4.1	Generally. Customer Locations and Customer Offices will be provided access to the System and may order the products and services reflected on the attached Exhibits and/or as otherwise provided by Amadeus and the Amadeus ACOs. Customer Locations and Customer Offices will order all products and services directly from Amadeus unless otherwise directed. In the event that Customer Locations or Customer Offices wish to order products and services from an ACO then such Customer Location or Customer Office must enter into a Subscriber Agreement with that ACO, even if such Customer Location or Customer Office is already a party to this Agreement.

4.2	The System

A.	System Access. Amadeus will grant access to the Amadeus System to all Customer Locations and all Customer Offices.

B.	Ownership/Use. The System is Amadeus’ proprietary information and a trade secret.

C.	System Modifications. Amadeus or its licensors may, in its discretion modify, remove, discontinue, replace, substitute and/or upgrade or enhance the functions and components of, and data provided through, the System without any obligation to Customer or any Customer Location or any Customer Offices. Amadeus will provide reasonable notice of any modifications that will directly impact Customer’s use of the Amadeus System.

D.	Interference with System Performance. If Customer Equipment degrades or interferes with System performance, or is an unauthorized modification thereto, Customer understands that all resulting downtime and costs will be Customer’s or the applicable Customer Location’s or Customer Office’s sole responsibility.

E.	Suspension of Access. Amadeus may suspend System access for a particular Customer Location or Customer Office without liability if:

(1)	Amadeus specifies the instances (substantiated with reasonable proofs) of an abuse or misuse of the System which is being caused, permitted or enabled by such particular Customer Location or Customer Office or on such particular Customer Location’s or Customer Office’s behalf; or

(2)	Such particular Customer Location or Customer Office attempts unauthorized modifications to the System provided Amadeus reasonably prove such unauthorized modification; or

(3)	Such particular Customer Location’s or Customer Office’s access causes degradation to the System or interference with use of the System by other users, or causes a condition which may place Amadeus in potential or actual breach of its agreements with other parties (e.g., in the event of robotic software causing an inordinate amount of Transactions to hit the System).

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

If System access is suspended pursuant to E(1), E(2) or E(3) above, Amadeus will notify the Customer Location or Customer Office as soon as reasonably possible. The particular affected Customer Location or Customer Office will have thirty (30) days to cure the degradation, interference or other problem. If the cure is not affected within said period, then this Agreement may be terminated as to such affected entity without liability to the Customer Location or Customer Office or any other party.

F.	Service Level Target. Amadeus aims to achieve a target service level of 99.95% for availability of the Amadeus System on a monthly basis. To the extent that Amadeus fails to achieve this service level in any given month, Amadeus agrees to provide Customer with a report of the sequence of events, root cause and service impact. Furthermore, Amadeus and Customer will negotiate in good faith any potential remedies available to Customer in connection with such service level failure.

5.	CHARGES FOR PRODUCTS AND SERVICES

5.1	Generally. Charges for products and services provided to Customer Locations or Customer Offices are as stated in the attached Exhibits and, as stated, are exclusive of applicable Taxes which will be added and are Customer’s sole responsibility. Charges for other products and services will be at Amadeus’ or the applicable Amadeus ACO’s then prevailing rates. Only Customer Locations and Customer Offices are entitled to the pricing identified in the attached Exhibits. Amadeus shall bear exclusive responsibility for the discharge of its own tax liability including without limitation payment of any income tax or other relevant taxes in relation to the payments made to Amadeus in accordance with the terms of this Agreement.

5.2	Payment of Charges. Unless otherwise agreed between the Parties, Amadeus will invoice Customer for Amadeus centrally provided products and services. Amadeus ACOs will invoice the applicable Customer Location or Customer Office for any required local products and services. Any sums due to Customer by Amadeus may be offset by Amadeus against charges invoiced and owed by Customer. Customer will make payments to Amadeus and Amadeus ACO as applicable within 30 days from the date of receipt of invoice.

Amadeus may impose a late charge at a rate not exceeding XXXX for any payments not received by the due date. Said late charge shall not exceed amounts authorized by applicable law.

6.	INCENTIVES AND LOYALTY BONUS

In exchange for Customer’s promotion and use of the System in the Customer Locations and Customer Offices as detailed under Exhibit 1, Customer will qualify for the Incentives, Special Productivity Incentive, and Loyalty Bonus as defined in and subject to the terms of Exhibit 2.

7.	TAXES

The Parties agree to comply with any and all applicable tax laws and regulations. Charges for products and services and payment of the various incentives and Loyalty Bonus are inclusive of Taxes. Should Customer be required under applicable law to withhold or deduct any portion of the payments due to Amadeus or an Amadeus ACO, as applicable, then the sum payable to Amadeus or the applicable Amadeus ACO will be increased by the amount necessary to yield to Amadeus or the applicable Amadeus ACO an amount equal to the sum it would have received had no withholdings or deductions been made. The Parties will cooperate in good faith to obtain refunds of any taxes paid to the authorities that should not have been charged and/or paid.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

8.	WARRANTIES DISCLAIMER/LIMITATIONS

8.1	DISCLAIMER OF ALL OTHER WARRANTIES AND REMEDIES. AMADEUS MAKES NO WARRANTIES TO CUSTOMER UNDER THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF THE DATA DERIVED FROM THE SYSTEM, NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, OR THAT AMADEUS OR THE AMADEUS ACO WILL MAKE THE DATA OF ANY PARTICULAR PROVIDER AVAILABLE TO CUSTOMER OR CUSTOMER LOCATIONS ON THE SYSTEM. ANY OTHER WARRANTIES WILL BE PROVIDED SOLELY UNDER THE APPLICABLE SUBSCRIBER AGREEMENT.

8.2	LIABILITY LIMITATIONS

A.	Dishonored Reservations. IF A PROVIDER DOES NOT HONOR A RESERVATION BOOKED THROUGH THE SYSTEM DUE TO OVER SALE OR LACK OF A RECORD OF THE RESERVATION, THE SOLE REMEDY WILL BE AS SET FORTH IN THE PROVIDER’S TARIFF OR THE PROVIDER’S APPLICABLE POLICIES AND PROCEDURES.

B.	Limitation of Liability. EXCEPT FOR (A) ACCRUED SUMS EXPRESSLY OWED UNDER THIS AGREEMENT BY EITHER PARTY TO THE OTHER; (B) ANY EXPRESS INDEMNITY OBLIGATIONS HEREIN, (C) ANY PAYMENT OBLIGATIONS PURSUANT TO AN EXHIBIT, AND (D) DIRECT DAMAGES FOR BREACHES OF CONFIDENTIALITY, GROSS NEGLIGENCE OR WILFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER, UNDER ANY THEORY OF LIABILITY OR ANY FORM OF ACTION FOR ANY OTHER DAMAGE OR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, CONSEQUENTIAL, INTEREST, REVENUE, SAVINGS OR ANY OTHER ECONOMIC LOSS, OR THE COMPILATION, COMMUNICATION, DELIVERY OR LOSS OF USE OF ANY DATA, EVEN IF THE DEFAULTING PARTY HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

TO THE EXTENT THAT EITHER PARTY HAS ANY OTHER LIABILITY UNDER THIS AGREEMENT OR IN RELATION TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, INCLUDING CONTRACT AND TORT, THEN EACH PARTY’S LIABILITY FOR DAMAGES TO THE OTHER HEREUNDER, EXCEPT IN THE CASE OF WILFUL MISCONDUCT OR GROSS NEGLIGENCE OR INFRINGEMENT CLAIMS OF THE PARTY, WILL BE LIMITED TO XXXX (XXXX) U.S. DOLLARS.

9.	CONFIDENTIALITY

The Parties will not disclose any of the terms and conditions of this Agreement, including but not limited to pricing or incentive terms, to any third party without other party’s written consent. Further, both Parties agree not to disclose the other Party’s or any Customer Location’s or Customer Office’s Confidential Information without written consent. “Confidential Information” includes the terms and conditions of this Agreement and otherwise means information, not generally known in the relevant trade or industry, which was received by a Party (the “Receiving Party”) from the other Party or a Customer Location or Customer Office (the “Disclosing Party” as applicable), and which is information relating to: (1) trade secrets of the Disclosing Party; (2) existing or contemplated products, services, technology, designs, processes, formulae, computer systems, algorithms, research or developments of the Disclosing Party; or (3) business plans, sales or marketing methods, methods of doing business, customer lists or requirements, and supplier information of the Disclosing Party. “Confidential Information” does not include information (1) already known to the Receiving Party at the time of disclosure (unless under a pre-existing obligation of confidence); (2) that becomes publicly available (other than due to a breach by the Receiving Party); (3) is rightfully received by the Receiving Party from a third party without an obligation of confidentiality; (4) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information, or (5) relates to data generated through the System which is disclosed by Amadeus to or as required by third parties in the normal and customary course of Amadeus’ business (for example MIDT data). AMADEUS will protect data and comply with applicable data protection laws in Germany.

10.	TERMINATION/EFFECT OF TERMINATION

10.1	Termination. Subject to Clause 2 and in addition to any other termination rights expressly provided for in this Agreement, this Agreement may be terminated by either Party:

(i)	for a material breach of any term of the Agreement by the other Party, in the event that the other party fails to cure such breach within thirty (30) days after receipt of notice;

(ii)	upon notice if the other party breaches Section 9 above and fails to cure all consequences arising from such breach within fifteen (15) days’ notice of the breach;

(iii)	if the other party becomes insolvent, makes an assignment for the benefit of creditors, suffers the appointment of a receiver, a trustee, a creditors committee, or a petition in bankruptcy or seeks reorganization, or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law, or has entered against it a judgement or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days, or if the other party shall take any step leading to the cessation as a going concern, or ceases operations for reasons other than a strike; or

(iv)	in accordance with Clauses 13.2 or 13.6.

10.2	Effect of Termination.

(i)	In the event of termination of this Agreement, (a) the Parties will promptly return all Confidential Information to the Disclosing Party, and (b) Customer will no longer be entitled to the pricing or any incentives that may be identified in this Agreement from the date of termination of this Agreement. Accrued incentives until the termination date shall be payable to the Customer.

(ii)	In the event that this Agreement is terminated during the Term by (a) Customer for any reason other than pursuant to Clause 10.1 (i), (ii), (iii) or (iv) above or (b) Amadeus, pursuant to Clause 10.1 (i) or (ii) above, Customer agrees to pay back to Amadeus, without the requirement for notice or demand within thirty (30) days following the termination of this Agreement the entire amount of the Loyalty Bonus as detailed in Exhibit 2 (III) including interest at a compounded annual rate of five percent (5%) from the date such Loyalty Bonus was paid. Any delay in repayment of the Loyalty Bonus shall be subject to a compounded monthly interest rate of 5% from the overdue date.

(iii)	In the event that this Agreement is terminated during the Term by Amadeus pursuant to Clause 10.1 (iii) or by either Party pursuant to Clause 10.1 (iv), or this Agreement is mutually terminated in writing by both Parties, then Customer shall refund to Amadeus the entire amount of the Loyalty Bonus as detailed in Exhibit 2 (III) after deducting therefrom an amount equal to the product of (A) twenty four U.S. Dollar cents (US$0.24) and (B) the total number of Net Bookings made by the Customer from its India Customer Locations from the Effective Date until the date of termination of this Agreement. Any such payment will be paid within thirty (30) days following termination of the Agreement along with standard interest from the Effective Date. The interest shall be five percent (5%) if terminated within one year from the Effective Date, three percent (3%) if terminated between one and three years from the Effective Date, and one percent (1%) if terminated between three and five years from the Effective Date. If terminated pursuant to Clause 13.2 then no interest shall apply from the Effective Date. In all instances, any delay in repayment of the Loyalty Bonus shall be subject to a compounded monthly interest rate of 5% from the overdue date.

11.	NOTICES

Notices and consents under this Agreement must be in writing, and will be deemed delivered: (1) five business days after being sent by first class mail to the address below; or (2) two business days after being sent by way of a nationally recognized overnight delivery service to the address below; or (3) immediately upon hand delivery, in each case to the person identified below.

To: Amadeus IT Group, S.A	To: MakeMyTrip (India) Private Limited
Same address as above	Same address as above

Attn: Global Customers IT Solutions	Attn: Director-Airlines Contracting Sanjeev Bhasin

For any claims hereunder, a copy to General Counsel.

Either Party may give written notice to the other Party of such other address(es) to which notices shall be sent, and thereafter notices shall be sent to such new or additional addresses.

12.	ARBITRATION

Any question concerning the existence, validity, or termination of this Agreement, and any other dispute arising out of or relating to this Agreement, that cannot be resolved by agreement between the Parties shall be finally settled by arbitration according to the ICC Rules and the following:

12.1	The number of arbitrators shall be three. Each Party shall nominate one arbitrator for confirmation by the ICC. If a Party fails to nominate an arbitrator within the time period specified by the ICC Rules, the ICC Court of Arbitration shall appoint an arbitrator for that Party. The arbitrators nominated by (or on behalf of) the Parties shall, within 21 days after their confirmation by the ICC Court of Arbitration, agree on a third arbitrator who shall act as the chairman.

12.2	The language of the arbitration shall be English.

12.3	The decision of the arbitrators shall be final, conclusive and binding on the Parties. Any award rendered by the arbitrators may be enforced by any court or authority of competent jurisdiction.

12.4	The place of the arbitration shall be Singapore.

12.5	Any monetary award shall be denominated in U.S Dollars.

12.6	The arbitrators shall be bound to follow the terms and conditions of this Agreement including, but not limited to, all limitations of liability provided herein.

13.	GENERAL PROVISIONS

13.1	Assignment. Customer may not assign this Agreement or any right or obligation under this Agreement without Amadeus consent, which will not be unreasonably withheld. If Amadeus permits an assignment, the assignee will be deemed to have assumed and be bound by all of Customer obligations under this Agreement. Amadeus may assign this Agreement to (i) a company within the Amadeus Group, and (ii) to any entity that acquires substantially all of Amadeus’ assets.

13.2	Force Majeure. Neither Party shall be responsible for, nor be deemed to be in default under this Agreement on account of, any failure to perform or delay in performance hereunder caused directly or indirectly by any fact beyond such Party’s reasonable control including, but not limited to, acts of God, war, terrorism, criminal acts of third parties, embargo, strikes or other labour disputes, work stoppages, riots, civil unrest, fires or acts of government (“Force Majeure”). The Party claiming that Force Majeure has occurred shall without unnecessary delay notify the other Party in writing of the cause and effect of the Force Majeure. The Parties shall use their best efforts to avoid, overcome and offset the effects of any cause or potential cause of an event of Force Majeure. The Party claiming Force Majeure shall notify the other Party immediately of the cessation of the Force Majeure. Upon cessation of the cause of the Force Majeure, this Agreement shall again become fully operative, provided that should such Force Majeure event continue for greater than sixty (60) days, either Party may terminate this Agreement upon written notice to the other Party, and the provisions of Clause 10 will apply. However, a Force Majeure event will not relieve either Party of the obligations accrued prior to the occurrence of the Force Majeure. For clarification of doubt, Amadeus’ liability to pay Incentives to the Customer on Net Bookings made by Customer prior to such Force Majeure event will survive such events.

13.3	IP/Tradenames/Trademarks. The owner of all patent, trademark, copyright and any other intellectual property right will continue to be the owner of such property rights. No right to such property is granted by one Party to the other by virtue of this Agreement. Except for Amadeus’ right to identify Customer as a customer of Amadeus, the Parties will not use one another’s tradename or trademarks without prior written consent of the owner. Amadeus will own all development provided or funded by Amadeus or its contractors except solely as otherwise agreed in writing.

13.4	Governing Law. This Agreement is governed by and construed in accordance with the laws of England and Wales, exclusive of conflicts of law principles.

13.5	Material Revenue Change. Should there be a decrease of chargeable booking fee from Amadeus to any Provider, Amadeus upon receiving intimation to this effect, shall notify Customer of such change. The Parties agree to negotiate in good faith any adjustments necessary to the Incentive rates resulting from such change. In the event that the Parties cannot agree to such adjustments after reasonable consultations and escalation to senior management within their respective organizations during a period of no less than forty-five (45) days, Amadeus may reduce the Incentive on such segments. In such cases, and at Customer’s request and expense, Amadeus shall facilitate a certificate issued by an independent third party auditor or accounting firm confirming that, based on such firm’s assessment, the reduction in the Incentive to Customer reflects the reduction in the booking fee from the applicable Provider.

13.6	Change in Law/Regulation. The Parties understand that the travel industry in which they operate is constantly evolving due to technological advancements, regulatory overview and changes in Provider distribution policies. The Parties desire the flexibility to address material changes in the industry. Accordingly, in the event there is a material change in any law or regulation governing or applying to GDSs, Providers or travel agency companies which have or will have a direct or indirect material adverse effect upon the benefits of this Agreement to either Party, then the affected Party may notify the other Party of such material change in law or regulation, as well as proposed changes to this Agreement (the “Notice”). The Parties will then meet as appropriate with the goal of addressing the proposed changes in good faith. If the Parties do not agree to such changes within forty-five (45) days after the date of the Notice, then the affected Party may terminate this Agreement upon ninety (90) days written prior notice to the other Party and the provisions of Clause 10 will apply. Each Party will be relieved of any future payment/repayment obligations under this Agreement as of the effective date of such cancellation. Each Party will bear its own costs and expenses incurred as a result of said termination.

13.7	Booking and Transaction Counts. The automated records that Amadeus relies upon for Booking and Transaction data shall prevail in any dispute about Booking or Transaction counts.

13.8	Waiver. No waiver of any provision or of any breach of this Agreement shall constitute a waiver of any other provision or of any subsequent breach.

13.9	Independence. In no event shall either Party act as an agent of the other. The Parties are entirely independent from the other and this Agreement in no manner creates a partnership, joint venture or similar relationship.

13.10	Entire Agreement / Modification. This Agreement constitutes the entire agreement between the Parties with respect to this subject matter and supersedes and cancels all prior agreements or understandings, oral or written. This Agreement may not be modified or amended except in writing, signed by authorized representatives of each Party.

13.11	Third Party Beneficiary. This Agreement is for the benefit of the Parties only. It does not confer any rights or benefits on any other party.

13.12	Identification of Customer and Customer Locations. Customer agrees, and will cause Customer Locations and Customer Offices to agree as necessary, to their identification in any marketing, booking and sales data that Amadeus, Amadeus IT Group, S.A. or any other company of the Amadeus Group decides to make available.

13.13	Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision of this Agreement. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) or such portion thereof with such valid, legal and enforceable provision(s) the economic effect or which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

13.14	Captions. The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

13.15	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Amadeus IT Group, S.A.		MakeMyTrip (India) Private Limited

Name:	Holger Taubmann	Name:	Rajesh Magow

Title:	SVP Distribution	Title:	Co-founder, CFO & COO

Date:	14/02/2013	Date:

/s/ Holger Taubmann		/s/ Rajesh Magow
Signature		Signature

EXHIBIT 1

CUSTOMER LOCATIONS AND CUSTOMER OFFICES

The Agreement is valid only for the Customer Locations and Customer Offices listed below:

CUSTOMER LOCATIONS
Company Name	Market	Office ID’s
MakeMyTrip (India)	India	AMDMY3377
Private Limited		BDQMY3269
BLRMY313X
BLRMY3744
BOMMY346L
CCUMY3618
COKMY3654
DELI228BM
DELMY33O4
DELMY34KL
DELMY34YZ
DELMY36RO
DELWI2202
GAUMY3191
GOIMY3211
HYDMY3716
IDRMY3200
ISKMY3127
IXEVS3168
JAIMY3235
LKOMY3216
LUHMY3152
MAAMY3879
NAGMY3169
PNQMY3480
RAJMY3155
STVMY3184
AMDMY38AJ
BLRMY31KW
BLRMY326L
CJBMY3173
DELMY34YW
DELMY35PD
DELMY36FE
DELMY38DK
IXCMY3359
MakeMyTrip c/o Classic Travel	Sri Lanka	CMBMY38AG

MakeMyTrip c/o SNTTA	UAE	DXBAD38SS
MakeMyTrip c/a Akbar	UAE	SHJAD3500
MakeMyTrip	Bahrain	BAHMY38AA
MakeMyTrip	Kuwait	KWIMY38AA
MakeMyTrip	Oman	MCTMY38AA
MakeMyTrip	Qatar	DOHMY38AA
MakeMyTrip	Saudi Arabia	RUHMY38AA
MakeMyTrip c/o CVFR	Australia	SYDMY38AA
MakeMyTrip c/o HS Travel	Hong Kong	HKGMY38AA
MakeMyTrip c/o AER	Germany	BERMY32JQ
MakeMyTrip / ITC	Thailand	BKKIQ310Q
BKKIQ340R
BKKOK210R
BKKTG2102
BKKTG210R
BKKTG2517
BKKTG25Y5
BKKTG27UJ
CUSTOMER OFFICES
Company Name	Market	Office ID’s
Make My Trip.Com Inc	USA	NYC1S21G7
Make My Trip.Com Inc	USA	OAK1S214T
Skylink	Canada	YTOC4215Y
Cosmopolitan (CTS)	USA	DTWM02108
Downtown Travel	USA	NYC1S21GL
Transam	USA	DCA1S217G
Luxury Tours & Travel	Singapore	SINMY38BL
Luxury Tours & Travel	Singapore	SINGQ3129

The addition or removal of any Customer Locations or Customer Offices to or from the table above requires the mutual written agreement of the Parties, who will execute appropriate amendments as provided for in Exhibit 5 of this Agreement.

For Customer Locations in Sri Lanka, UAE, Bahrain, Oman, Kuwait, Qatar, Saudi Arabia, Australia, Hong Kong and Germany, which are non-majority or non-wholly owned joint ventures or subsidiaries but with a dedicated Customer Office ID, Customer shall provide Amadeus with a letter from such Customer Location whereby such Customer Location agrees to forego all payments from the Amadeus Group that are not specifically covered under this Agreement.

The Parties acknowledge that in some new markets local conditions may require unique commercial terms or differences in Incentive levels. Amadeus will advise Customer if there are any unique commercial terms in a new market prior to including them in this Agreement.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

EXHIBIT 2

COMMERCIAL CONDITIONS

The commercial conditions detailed in Exhibit 2 below are valid only for the Customer Locations identified in Exhibit 1 above.

I.	Incentives

Amadeus shall pay the incentives as per the terms below (“Incentives”):

A.	India Booking Incentives. As consideration for Customer making XXXX (XXXX) and subject to I (C) Net Bookings in India during the Term, Amadeus will pay Customer an incentive per Net Booking (“India Incentive”) as follows:

Type of Booking	Incentive in USD per Net Booking
All international Bookings	XXXX
All domestic Bookings on Jet Airways, Jet Lite, Kingfisher Airlines	XXXX
All domestic Bookings on Air India	XXXX

India Incentives on Kingfisher will be paid until 30 June 2012 from the Effective Date of this Agreement. India Incentive payments will be restarted only upon receipt of all payments due to Amadeus from Kingfisher.

B.	India Excess Booking Incentive

Amadeus will pay to Customer a top-up incentive of XXXX U.S. Dollars (the “Excess Booking Incentive”) for every Net Booking created in the Customer Locations in India in excess of XXXX (XXXX) Net Bookings during the Term. The Excess Booking Incentive will be added to the applicable India Incentives and paid in accordance with the Incentive payment schedule detailed in Section K below.

C.	India Booking Targets

The Parties have agreed to the following Net Booking targets originating from Customer Locations in India over the Term (the “India Booking Targets”).

Period	01Apr’12- 30Mar’13	01Apr’13- 30Mar’14	01Apr’14- 30Mar’15	01Apr’15- 30Mar’16	01Apr’16- 30Jun’17
Net Booking Target	XXXX	XXXX	XXXX	XXXX	XXXX

In the event that Customer achieves at least XXXX of the India Booking Targets over each Period, then Amadeus will pay to Customer the full India Incentive as per the table in Clause A above. In the event Customer achieves less than XXXX of the India Booking Targets over the Period, then the India Incentive will be reduced in proportion to the shortfall percentage of the India Booking Targets.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

India Booking Targets will be calculated for each Period at the end of that Period. Any applicable reduction in India Incentives will be deducted from the last quarter Incentive payment of the applicable Period. All Net Booking counts shall then be set to zero and recalculated for the next Period.

In the event that, during any subsequent Period, Customer exceeds its India Booking Targets, then Amadeus will count these bookings towards any previous Period’s shortfall. In the event that the addition of these bookings would have allowed the Customer to have reached its previous Period’s XXXX minimum threshold, then Amadeus will pay back to Customer any deduction on India Incentives that may have been applied the previous Period as a result of such shortfalls. By the same measure, any excess Net Bookings achieved in a preceding Period may be carried over and counted towards the subsequent Period’s Booking Target.

For the avoidance of doubt, in the event Customer achieves XXXX (XXXX) Net Bookings from its India Customer Locations during the Term, then any India Incentive deductions previously applied for a given Period as a result of Customer not achieving its India Booking Targets will be repaid in the final quarter’s Incentive payment of the final Period.

Examples:

During the Period 1 April 2012 – 30 March 2013 the India Booking Target is XXXX bookings. Customer must therefore reach a minimum of XXXX Net Bookings (XXXX * XXXX) from its Indian Customer Locations to earn full India Incentives.

During the Period 1 April 2012 – 30 March 2013 Customer generates XXXX Net Bookings from its Customer Locations. Therefore (XXXX / XXXX) = XXXX. Full India Incentives apply.

During the Period 1 April 2012 – 30 March 2013 Customer generates XXXX Net Bookings from its Indian Customer Locations. Therefore (XXXX / XXXX) = XXXX, a shortfall of XXXX bookings. Customer has not reached the XXXX minimum threshold so a reduction of XXXX on all India Incentives for that Period will be applied. This amount will be deducted from the last quarter Incentive payments for that Period.

During the Period 1 April 2013 – 30 March 2014 Customer generates XXXX Net Bookings from its Indian Customer Locations versus a minimum threshold of XXXX (XXXX * XXXX). Therefore (XXXX / XXXX) = XXXX. Full India Incentives apply for that Period. In addition, because Customer has exceeded the India Booking Target by XXXX Net Bookings, such Net Bookings can be added to the previous Period’s XXXX Net Booking shortfall. Customer therefore retroactively achieves the previous Period’s minimum threshold and previous deductions will be repaid in the final quarter’s Incentive payment of the current Period.

D.	Sri Lanka Booking Incentives. As consideration for Customer complying with the terms of this Agreement, Amadeus will pay Customer an incentive per Net Booking (“Sri Lanka Incentive”) from its Sri Lanka Customer Location(s) as follows:

Market(s)	Incentive in USD per Net Booking
Sri Lanka	XXXX

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

E.	UAE Booking Incentives. As consideration for Customer making the UAE Net Booking targets detailed below, Amadeus will pay Customer an incentive per Net Booking (“UAE Incentive”) created from its UAE Customer Locations as follows:

Market(s)	Incentive in USD per Net Booking
UAE	XXXX

The Parties have agreed to the following UAE Net Booking targets originating from Customer’s UAE Customer Locations:

Period	01Apr’12- 30Mar’13	01Apr’13- 30Mar’14	01Apr’14- 30Mar’15	01Apr’15- 30Mar’16	01Apr’16- 30Jun’17
Net Booking Targets
UAE Customer Locations	XXXX	XXXX	XXXX	XXXX	XXXX

In the event Customer achieves less than XXXX of the above targets from its UAE Customer Locations, then UAE Incentives will be reduced in proportion to the shortfall percentage in the corresponding Net Booking Targets.

UAE Net Booking Targets will be calculated for each Period at the end of that Period. Any applicable reduction in UAE Incentives will be deducted from the last quarter Incentive payment of the applicable Period. All Net Booking counts shall then be set to zero and recalculated for the next Period.

In the event that, during any subsequent Period, Customer exceeds its respective UAE Net Booking Targets, then Amadeus will count these bookings towards any previous Period’s shortfall. In the event that the addition of these bookings would have allowed the Customer to have reached the previous Period’s XXXX minimum threshold, then Amadeus will pay back to Customer any deduction on UAE Incentives that may have been applied the previous Period as a result of such shortfalls. By the same measure, any excess Net Bookings achieved in a preceding Period may be carried over and counted towards the subsequent Period’s Net Booking Target.

Examples:

During the Period 1 April 2012 – 30 March 2013 Customer generates XXXX Net Bookings out of its UAE Customer Locations representing XXXX of the UAE Net Booking Target and XXXX below the minimum threshold. The UAE Incentive for the UAE Customer Locations will therefore be reduced by 20% for that Period.

During the Period 1 April 2013 – 30 March 2014 Customer generates XXXX Net Bookings out of its UAE Customer Locations, representing XXXX above the UAE Net Booking Target. Therefore full UAE Incentives apply for that Period. In addition, because Customer has exceeded the UAE Net Booking Target by XXXX Net Bookings, such Net Bookings can be added to the previous Period’s shortfall. Customer therefore retroactively achieves the previous Period’s minimum threshold and previous deductions on the UAE Incentives will be repaid in the final quarter’s Incentive payment of the current Period.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

F.	GCC Booking Incentives:

As consideration for Customer making the GCC Net Booking targets detailed below, Amadeus will pay Customer an incentive per Net Booking (“GCC Incentive”) created from its GCC Customer Locations as follows:

Market(s)	Incentive in USD per Net Booking
Kuwait, Qatar, Saudi Arabia	XXXX
Bahrain, Oman	XXXX

The Parties have agreed to the following GCC Net Booking targets originating from Customer’s Bahrain, Oman, Kuwait, Qatar and Saudi Arabian Customer Locations (collectively “GCC Customer Locations”):

Period	01Apr’12- 30Mar’13	01Apr’13- 30Mar’14	01Apr’14- 30Mar’15	01Apr’15- 30Mar’16	01Apr’16- 30Jun’17
Net Booking Targets
GCC Customer Locations	XXXX	XXXX	XXXX	XXXX	XXXX

In the event Customer achieves less than XXXX of the above targets from GCC Customer Locations during each Period, then the GCC Incentives will be reduced in proportion to the shortfall percentage in the corresponding Net Booking Targets.

GCC Net Booking Targets will be calculated for each Period at the end of that Period. Any applicable reduction in GCC Incentives will be deducted from the last quarter Incentive payment of the applicable Period. All Net Booking counts shall then be set to zero and recalculated for the next Period.

In the event that, during any subsequent Period, Customer exceeds its GCC Net Booking Targets, then Amadeus will count these bookings towards any previous Period’s shortfall. In the event that the addition of these bookings would have allowed the Customer to have reached the previous Period’s XXXX minimum threshold, then Amadeus will pay back to Customer any deduction on GCC Incentives that may have been applied the previous Period as a result of such shortfalls. By the same measure, any excess Net Bookings achieved in a preceding Period may be carried over and counted towards the subsequent Period’s Net Booking Target.

G.	Australia Booking Incentives. As consideration for Customer complying with the terms of this Agreement, Amadeus will pay Customer an incentive per Net Booking (“Australia Incentive”) created from its Australian Customer Location(s) as follows:

Market(s)	Incentive in USD per Net Booking
Australia	XXXX	*

*	Qantas USD XXXX

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

H.	Hong Kong Booking Incentives. As consideration for Customer complying with the terms of this Agreement, Amadeus will pay Customer an incentive per Net Booking (“HK Incentive”) created from its Hong Kong Customer Locations(s) as follows:

Market(s)	Incentive in USD per Net Booking
Hong Kong	XXXX

I.	Germany Booking Incentives. As consideration for Customer complying with the terms of this Agreement, Amadeus will pay Customer an incentive per Net Booking (“Germany Incentive”) created from its German Customer Locations(s) as follows:

Market(s)	Incentive in USD per Net Booking
Germany	XXXX

J.	Thailand Booking Incentives. As consideration for complying with the terms of this Agreement, Amadeus will pay Customer an incentive per Net Booking (“Thailand Incentive”) created from its Thailand Customer Locations(s) as follows:

Thailand	Incentive in USD per Net Booking
International Bookings	XXXX
Domestic Bookings on Thai Airways	XXXX

Incentives for Thailand will be paid with effect from 01 October 2012.

K.	Payment of Incentives. Amadeus will pay Incentives for all Customer Locations included in Exhibit 1 on a quarterly basis and within 45 days from the end of quarter during any Year.

L.	Incentive Exceptions. Notwithstanding anything to the contrary in the Agreement, all Incentives and Net Booking volume calculations will not apply to bookings of Content where the Provider makes or has made that Content available in the System in exchange for a direct or indirect reduction of Amadeus booking related distribution fees or at a charge, and/or including Content that becomes part of a Provider and/or Amadeus content program, and/or including Content for which the Provider restricts payment of incentives, (the “Affected Content”). In any such event, Amadeus will notify Customer in writing of the terms and conditions applicable to bookings of Affected Content. Such terms and conditions may include, but are not limited to, a reduction in Incentives or the imposition of applicable charges with respect to the Affected Content. The Parties will discuss in good faith any such terms and conditions upon the Customer’s request. Subject to the foregoing, the terms and conditions with respect to the Affected Content will apply upon the date stated in Amadeus’ notice, unless otherwise agreed between Amadeus and Customer in good faith. If Customer chooses not to accept such terms and conditions by notifying Amadeus within 30 days of Amadeus’ notice, then: (i) Amadeus may restrict access to the Affected Content and/or (ii) no Incentives will apply on such Affected Content. For clarification, (i) Content not in the System as of the Effective Date that becomes available after the Effective Date; and (ii) Content that is booked on low cost or budget Providers and/or via Amadeus ticketless access will not qualify for Incentives unless otherwise agreed by the Parties.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

As of the Effective Date of this Agreement, Amadeus represents that it does not pay incentives on any of the following carriers: Mihin Lanka, Jetstar and all its affiliates, Virgin Australia and all its affiliates, Air Asia and all its affiliates and Cebu Pacific, for example. This list of affected airlines where Amadeus pays no incentive or a reduced incentive as provided above is not conclusive and varies from time to time.

II.	Special Productivity Incentive

In recognition of Customer’s continued use of the Amadeus System, Amadeus will pay Customer a one-time Special Productivity Incentive (“Special Productivity Incentive”) of XXXX (XXXX). The Special Productivity Incentive will be paid in two parts; the first XXXX (XXXX) will be paid to Customer within thirty (30) days following the execution of this Agreement. The second XXXX (XXXX) will be paid at a mutually agreed date between the Parties.

III.	Loyalty Bonus

Amadeus will pay Customer a one-time Loyalty Bonus (“Loyalty Bonus”) of XXXX (XXXX) at a mutually agreed date, but in any event no earlier than 31 March 2013. This Loyalty Bonus is conditioned upon Customer generating the Committed Net Bookings during the Term. In the event Customer does not generate the Committed Net Bookings during the Term (a “Shortfall”), then Customer will repay a portion of the Loyalty Bonus to Amadeus at the rate of XXXX (XXXX) per Shortfall Booking, along with interest at a compounded annual rate of XXXX (XXXX) from the first Period from which Customer fails to achieve XXXX of its India Booking Targets as detailed in Exhibit 2 (I) (C). Such Shortfall amount shall be deducted from the last quarter Incentives due to Customer, and in the event such Shortfall amount exceeds the amount due to Customer as part of the last quarter Incentives then Customer will repay the remaining balance to Amadeus within thirty (30) days of the expiry of the Agreement.

IV.	One-time UAE Loyalty Incentive

In recognition of past Bookings generated on Amadeus out of UAE Customer Locations, Amadeus will pay Customer a one-time Loyalty Incentive of XXXX (XXXX) within thirty (30) days following the execution of this Agreement.

V.	Product Fund

Amadeus will make available to Customer a soft US Dollar fund of XXXX per Net Booking produced by Customer Locations per quarter. The Product Fund may be used by Customer to offset charges for Amadeus products and services incurred during the applicable quarter. The Product Fund will also be made available to Customer to offset charges related to mutually agreed IT projects or solutions. For the avoidance of doubt the Product Fund may not be used to offset charges related to the IT Hosting Services Fees detailed in Exhibit 3 (C). Unused portions of the Product Fund earned in a Year may be rolled over to a maximum of one subsequent Year. In no event will the Product Fund be paid in cash to Customer.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

EXHIBIT 3

CENTRAL PRODUCTS AND SERVICES

The commercial conditions detailed in Exhibit 3 below are valid for both the Customer Locations and the Customer Offices identified in Exhibit 1 above.

The following charges shall apply for the products and solutions detailed below. For the avoidance of doubt, such charges shall supersede those mentioned in any Subscriber Agreements for the same products and solutions. For the USA and Canadian Customer Offices, the following charges will be effective 01 November 2012. Products and services not listed below will be charged, if ordered, at the then prevailing or mutually agreed rates.

A.	Amadeus Master Pricer and Amadeus Central System Transactions

INDIA, SRI LANKA, USA, CANADA, SINGAPORE, THAILAND, GERMANY, AUSTRALIA, HONG KONG

Product	Free Transaction Threshold per Customer Location and Customer Offices	Excess Transaction Fee per Customer Location and Customer Offices
Central System Transactions	XXXX	XXXX
Master Pricer Suite (includes Master Pricer Travelboard, Master Pricer Expert, Master Pricer Calendar)	XXXX	XXXX

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

UAE AND GCC MARKETS

Product	Free Transaction Threshold per Customer Location and Customer Offices	Excess Transaction Fee per Customer Location and Customer Offices
Central System Transactions	XXXX	XXXX
Master Pricer Suite (includes Master Pricer Travelboard, Master Pricer Expert, Master Pricer Calendar)	XXXX	XXXX

In order to assess the Excess Transaction Fees in the table above, Transactions per Net Booking shall be calculated monthly and on a market by market basis by dividing the total number of transactions from Customer Locations and Customer Offices in each market by the total number of Net Bookings from such Customer Locations and Customer Offices in each market.

Good Faith Transaction Period

In relation to the Excess Transaction Fee in the table above, prior to submitting an invoice for those related charges, the Parties shall work in good faith over the following sixty (60) days from the Effective Date (the “Good Faith Transaction Period”) to lower the transactions to within the Free Transaction Threshold where charges would otherwise accrue during the Good Faith Transaction Period. In the event that an acceptable remedy is not reached during the Good Faith Transaction Period then the cost of any Excess Transactions will be paid for by deducting from the next quarterly Incentive payment as appropriate. For the avoidance of doubt, unless otherwise included as a Customer Office detailed above, all Transactions generated by third party consolidators on behalf of Customer are entirely independent from this Agreement.

B.	Amadeus Web Services

Amadeus will continue to provide Amadeus Web Services available to all Customer Locations and Customer Offices pursuant to the terms and conditions of Exhibit 4 Appendix B.

C.	IT Hosting Services

Customer agrees to pay Amadeus an IT Hosting Services Fee of XXXX (XXXX) per month. These charges will be invoiced to Customer and paid by Customer every six months in advance from the Effective Date.

D.	Local Products and Services

Local Products and Services ordered by Customer Locations or Customer Offices will be provided by Amadeus ACOs at then prevailing or mutually agreed rates.

EXHIBIT 4

WEB SERVICES ADDENDUM

WHEREAS, the Amadeus group of companies has developed and owns a type of interface, known as Amadeus Web Services, permitting the development of applications (the “Client Application/s”) by Client Application Providers that allow Client Application Users to access the Amadeus System to request information and perform reservations;

WHEREAS, Customer wishes to use the Amadeus Web Services in order to develop Client Applications for internal purposes only, for obtaining information and/or to make reservations in the Amadeus System;

WHEREAS, Amadeus agrees to provide Customer with the Web Services Development Pack and to grant Customer a license to use it for development purposes subject to the terms and conditions of this Schedule;

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1:	DEFINITIONS

For the purposes of this Schedule, the following terms are defined as follows:

“Amadeus Services Integrator” means the server(s) of the Amadeus Group containing the program interface that enables the Client Application to access the Amadeus System.

“Amadeus Web Services” means the application program interface, which consists of a platform-neutral offering that adheres to cross-platform Web services standards, and related infrastructure, including but not limited to Amadeus System connectivity, software and services, made available by the Amadeus Group to Customer for the development of Client Applications, and for the access to the Amadeus System using Client Applications.

“Certification Slot” means a common agreed timeframe during which the Client Applications submitted by Customer shall be certified by Amadeus.

“Client Application” for the purpose of this Schedule means any developments using the Amadeus Web Services, performed by Customer, used by Customer to access the Amadeus System and certified by Amadeus under the terms of this Schedule.

“Test System” means the system used to test and validate any developments by Customer before these developments are certified by Amadeus.

“Web Services Development Pack” means the set of deliverables provided by Amadeus to Customer under this Schedule to enable Customer to develop Client Applications. Such Web Services Development Pack shall include the components listed in Appendix A to this Schedule.

“Web Services Message” means a grammar describing a dialogue in XML format (request/response) that can be used to exchange with the Amadeus System.

ARTICLE 2:	LICENSE OF WEB SERVICES DEVELOPMENT PACK

2.1	Amadeus grants to Customer, subject to the terms and conditions stipulated in this Schedule, a limited, non-transferable and non-exclusive license to use the Web Services Development Pack, in order to perform the necessary developments to enable the connection of Client Applications to the Amadeus System. Customer is entitled to develop one or several Client Applications as agreed by Amadeus. Any such development shall be certified by Amadeus in accordance with provisions agreed under Article 3.

2.2	Downloading of the Web Services Development Pack will be subject to the execution of a specific Non-Disclosure Agreement between Customer and Amadeus as requested by Amadeus.

2.3	For each Client Application, the following conditions shall apply:

2.3.1	Customer shall inform Amadeus that it intends to develop a Client Application by sending a written request.

2.3.2	Amadeus shall then send a Client Application Provider Questionnaire to Customer which shall be returned to Amadeus duly filled in, in accordance with the guidelines and instructions given by Amadeus.

2.3.3	The development of the Client Application as described in the Client Application Provider Questionnaire shall be approved by Amadeus. Customer shall not be entitled to start development of the Client Application until Amadeus sends written approval of the development, which shall not be unreasonably withheld.

Amadeus shall not be obliged to give access to the Web Services Development Pack and/or provide support and certification to Customer until the conditions above have been fulfilled.

2.4	Customer shall receive access to the Test System under this Schedule only for the development purposes described hereto, and not to obtain information and/or to perform reservations.

2.5	Customer shall be responsible, at its own cost and expense, for installation of the Web Services Development Pack on the equipment used by Customer for development, testing and/or maintenance purposes.

2.6	Amadeus shall provide to Customer support as detailed and within the limits as set forth in Appendix A which include (i) support for installation of the Web Services Development Pack, (ii) support for development, test and maintenance of the Client Application and (iii) certification of the Client Application as further described in Section 3. Any additional support or services not included in Appendix A shall be charged by Amadeus to Customer in accordance with conditions set forth in Appendix B.

2.7	Customer is authorized to make one single copy of the Web Services Development Pack for record purposes to be used as back-up copy. All legends, trademarks, trade names, copyright and other identifications shall also be maintained as they appear and shall be reproduced on any copy, in whole or in part, of the Web Services Development Pack.

2.8	Upon request by Amadeus, Customer shall inform Amadeus about the progress and status in the development of the Client Application.

2.9	Customer may subcontract the support and performance of the development work of the Client Application on its behalf to any third-party provided that: (i) Customer obtains the written consent from Amadeus, which shall not be unreasonably withheld; and (ii) Customer remains liable towards Amadeus for any such subcontract of the development work; and that (iii) Customer makes its best efforts to make any such designated third party comply with the terms and conditions in this Schedule. Customer will be responsible towards Amadeus for any breach of terms of this Schedule by such designated third party.

2.10	In the event that Amadeus gives its consent to subcontracting the development work by Customer to any designated third party, Amadeus shall deliver the Web Services Development Pack to that designated third party subject to conditions under this Schedule and upon the designated third party entering into an agreement with Amadeus.

2.11	The application shall be developed and submitted to Amadeus for Certification as further specified in Article 3 below within a maximum period of one (1) year after delivery of the Web Services Development Pack by Amadeus.

ARTICLE 3:	CERTIFICATION

3.1	Upon delivery of the Web Services Development Pack, Amadeus shall provide Customer with Certification Guidelines and a Certification Questionnaire to be filled in by Customer. The purpose of these Certification documents is to assist Customer to develop an application which interacts with the Amadeus System in a compatible, reliable and overall performance so that ultimately, such application becomes a Client Application when obtaining the certification.

3.2	Amadeus shall provide the number of Certifications Slots agreed in Appendix A. In the event that Customer requests more Certification Slots, Amadeus shall inform Customer of availability for certification and in case Amadeus accepts to do it, Customer shall pay Amadeus the fees described in Appendix B.

3.3	Customer shall inform Amadeus at least three (3) months in advance of the date of request of the application for certification. Amadeus shall inform Customer of the date when Certification can be granted. Customer shall then provide Amadeus with any documentation related to the application at least two (2) weeks before the date agreed for the Certification Slot.

3.4	Amadeus shall have thirty (30) days following receipt of the application developed by Customer to examine and test such application in order to determine whether it meets the requirements of certification. Further to Amadeus finalising the certification process, Amadeus shall give Customer written notice of either (i) acceptance and/or successful completion of the certification and the confirmation that its application is a Client Application or (ii) details of the acceptance criteria that the application did not meet.

3.5	If Amadeus provides Customer with a written notice specifying the acceptance criteria that the application did not meet, Customer shall have sixty (60) days to correct the application in order to meet such acceptance criteria.

3.6	If further to Customer delivering the application after the first notice is given in accordance with Section 3.5 above, the application does not obtain the certification, then Amadeus may in its sole discretion decide, either to (i) give a second written notice to Customer, specifying remaining acceptance criteria that the application did not meet and therefore, extend the correction period, or (ii) terminate this Schedule by giving written notice to Customer and returning all copies of the application to Customer.

3.7	Any Client Application being certified by Amadeus shall not be modified and activated against the Amadeus System (in production environment), without the prior written consent of Amadeus. Customer is not allowed to perform any modification affecting the link to the Amadeus System, including but not limited to implementing new Amadeus functionalities.

ARTICLE 4:	ACCESS TO THE AMADEUS WEB SERVICES BY CUSTOMER

4.1	Amadeus agrees to provide to Customer access to the Amadeus Web Services under the terms and conditions described hereto and only for the development purposes described in this Schedule. In the event that the establishment of a communication link between the Test System and the equipment used for development is necessary, Customer shall be responsible for the ordering, maintenance, use and payment of such link and the costs arising therefrom.

4.2	Should any problem be detected by Amadeus with Customer’s access, which Amadeus reasonably considers is causing problems to other users or customers, or which may place Amadeus in potential or actual breach of its agreements with other parties, Amadeus shall have the right at its sole discretion to automatically suspend such access at Customer’s cost.

4.3	In the event that Amadeus suspends the access to the Amadeus Services Integrator or the Amadeus System as described in this Article, Amadeus will notify Customer as soon as possible and Customer shall have ten (10) days to cure the problem. If within such ten (10) days period the problem is not cured, Amadeus shall be entitled to terminate this Schedule without further liability.

ARTICLE 5:	USE OF THE CLIENT APPLICATION

5.1	Customer shall be entitled to use the Client Application subject to the following conditions:

5.1.1	The Client Application shall have obtained the certification from Amadeus. In the event that Customer uses an application which has not obtained such Certification, (i) a penalty equal to the license fee as specified in Appendix B shall be charged by Amadeus to Customer and (ii) Customer shall ensure that such non certified application is immediately ceased to be used until it obtains the certification.

5.1.2	Access to the Amadeus System must be provided by Amadeus or any of the companies authorized by Amadeus for such purpose, and shall be subject to a separate agreement under the conditions agreed between Customer and Amadeus or any of the companies authorized by Amadeus (“Web Services Subscriber Agreement”). Therefore, Customer shall, before using the Client Application, enter into an appropriate agreement with Amadeus or any of the companies authorized by Amadeus for such purpose.

5.2	Customer is not authorized to license, rent or lease a Client Application to any third parties.

ARTICLE 6:	MAINTENANCE AND SUPPORT

6.1	Maintenance of the Web Services Messages.

(i)	Amadeus shall provide maintenance services of the Web Services Messages to Customer.

(ii)	Each Web Services Message release will be supported for a period of one (1) year from the date of release.

(iii)	Amadeus shall not support more than three (3) different Web Services Message releases at the same time.

6.2	Maintenance and support of the Client Application

Customer shall be responsible towards Amadeus for maintaining and providing support of the Client Application it has developed as well as any Client Application developed by any of its licensed subcontractors. Amadeus shall not have any maintenance and support obligations with respect to any such Client Application.

Customer shall adapt, modify and enhance the Client Application in compliance with the evolution of the Amadeus System within three (3) months from Amadeus’ notice of such evolution.

ARTICLE 7:	PROPRIETARY RIGHTS

7.1	The Web Services Development Pack licensed hereunder, the documentation provided as specified in Appendix A as well as any other documentation provided to Customer constitutes proprietary and confidential information and trade secrets and know-how of Amadeus IT Group, S.A. and its affiliate, Amadeus S.A.S., or their respective licensors. Customer shall not sell, assign, lease, , transfer, encumber or suffer to exist any lien or security interest on, nor allow any person or corporation to copy, reproduce or disclose, in whole or in part, the Web Services Development Pack or the documentation both during the course of this Schedule and after its termination.

7.2	Customer shall not take less precautionary measures to protect the Web Services Development Pack and the documentation than those used by it in protecting its own confidential and proprietary information. Customer shall be responsible for its employees respecting the confidential and proprietary nature of the Web Services Development Pack and the documentation.

7.3	If the Web Services Development Pack or any part of it becomes, or in the opinion of Amadeus may become, the subject of an infringement claim, Amadeus may, at its option, (i) procure for Customer the right to further use the Web Services Development Pack free of charge; or (ii) replace or modify any part of the Web Services Development Pack to make it non-infringing, or (iii) terminate the present Schedule and refund the eventual license fee paid by Customer and not yet amortized.

7.4	The foregoing provisions state the sole and exclusive rights and remedies of Customer in case of infringement.

7.5	Customer agrees to hold Amadeus and/or the Amadeus Group harmless from and against any and all liabilities, damages, losses and expenses which Amadeus and/or the Amadeus Group may suffer and indemnify Amadeus and/or the Amadeus Group and defend any action brought against Amadeus and/or the Amadeus Group based upon the infringement of the Client Application of any copyright, patent or other property right. Amadeus agrees to hold Customer harmless from and against any and all liabilities, damages, losses and expenses which Customer may suffer and indemnify Customer and defend any action brought against Customer based upon the infringement of Amadeus Web Services of any copyright, patent or other property right

ARTICLE 8:	FEES AND PAYMENT

8.1	Customer shall pay Amadeus the fees described in Appendix B hereto.

8.2	In order for Customer to receive the license of the Web Services Development Pack, it shall pay the License fee specified in Appendix B within 30 (thirty) days of the invoice date. Customer shall provide Amadeus with a contact name and address to send the invoice.

8.3	All payments are agreed in Euro and shall be made in Euro at the Amadeus’ bank account specified in each invoice.

8.4	If the fees described in Appendix B have not been paid by Customer by the due date, Amadeus shall be entitled to charge interest on any such sum at the rate of two (2) percentage points above the three (3) month EURIBOR for Euro effective on the due date, notwithstanding Amadeus’ right to terminate the present Schedule according to article 10.2 hereafter. Such interest shall be charged from and including the first value date until the date of payment of the amount due on a 360 day basis.

ARTICLE 9:	WARRANTY

9.1	Amadeus represents that the Web Services Development Pack will substantially conform to the written descriptions set forth in this Schedule and in the documentation provided to Customer included in Appendix A. Amadeus does not warrant that the Web Services Development Pack meets Customer’s requirements, expectations or particular needs, or that operation of the Amadeus Web Services or the Web Services Development Pack will be uninterrupted or error free. The sole remedy for breach of this warranty is that Amadeus will use its commercially reasonable efforts to identify and remedy any problem with the Web Services Development Pack.

9.2	Except as provided under Section 9.1 above, all warranty disclaimers provided in the Agreement apply hereto.

9.3	Customer shall not make deletions, additions or other modifications to the Web Services Development Pack, except as specifically set forth in the documentation or as authorized in writing by Amadeus. Unauthorized deletions, additions or other modifications shall bring immediate termination of this Schedule.

9.4	Customer warrants that the Web Services Development Pack and the Amadeus Web Services shall only be used in conformity with the terms and conditions of the Schedule and any other agreement that provides Customer with access to the Amadeus System, and with all applicable laws and regulations In the event of any breach of this warranty, Customer shall indemnify all entities within the Amadeus Group for, and hold such Amadeus Group entities harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments incurred by Amadeus and/or AMAEDUS Group due to such breach.

APPENDIX A (to Exhibit 4) – DELIVERABLES

Subject to the terms and conditions set forth in this Schedule, Amadeus will provide the following products and services to Customer:

AMADEUS WEB SERVICES LICENSE AND DEVELOPMENT PACK

As defined in article 2 of the Exhibit to which this Appendix is attached.

The Amadeus Web Services interface is a platform-neutral offering that adheres to cross-platform Web services standards.

The Web Services Development Pack delivered to Customer relates specifically to a list of Web Services Messages drawn up by Amadeus according to the information described in the Client Application Provider Questionnaire. It is composed of:

•	a WSDL file to be included in the client application to facilitate code generation

•	Message(s) schema (s) described in XML format

•	Generic access to a Test zone for product evaluation via a dedicated access to Amadeus Web Services Extranet via URL

•	Functional and technical documentation available online through a dedicated access to Amadeus Web Services Extranet via URL.

DEVELOPMENT SUPPORT

As defined in article 2 of the Exhibit to which this Appendix is attached, within the following limits. Year 1: 5 man days

Any additional support will be provided on a best effort basis only and charged as Excess Support Days by pack of 5 men days at mutually agreed terms. .

Access to Test System

As defined in articles 2 and 4 of the Exhibit to which this Appendix is attached.

Certification Slot(s)

As defined in article 3 of the Exhibit to which this Appendix is attached, within the following limits. Year 1: 1 certification slot(s)

Any additional certification slot will be delivered on a best effort basis only and charged as Excess Support Days at mutually agreed terms.

Production Support

As defined in article 6 of the Exhibit to which this Appendix is attached.

APPENDIX B (to Exhibit 4) – FEES

In accordance with this Agreement and in return for Customer’s exclusive use of Amadeus in India, all License fees and ongoing support fees of this Web Services Addendum are waived for the first Web Services license for the duration of this Agreement.

Subsequent requests by Customer for additional Web Services licenses, either in India or other Customer Locations, will be at mutually agreed terms.

This waiver does not apply to any Transactions generated in the Amadeus System, either as part of Web Services or any other product or service.

EXHIBIT 5

Additional Customer Locations or Customer Offices

If Customer wishes to add a Customer Location or Customer Office to this Agreement in accordance with Clause 3.3, the following Addendum must be agreed and signed by both parties.

Amendment to Global Agreement

This amendment (“Amendment”) is effective day of month year and amends the Global Agreement dated day of month year (the “Agreement”) between Amadeus IT Group, S.A. (“Amadeus”) and MakeMyTrip (India) Private Limited (“Customer”).

WHEREAS, the Parties desire to amend the Agreement, it is agreed:

1.	New Customer Location. The following is added to the table on Exhibit 1 of the Agreement effective day of month year.

Company Name	Market	Office ID(s)

2.	New Customer Office. The following is added to the table on Exhibit 1 of the Agreement effective day of month year.

Company Name	Market	Office ID(s)

3.	Airline Programs. Any Amadeus programs/commercial structures related to access to airline content currently in place in (Name of New market) will apply.

4.	Commercial Terms. Commercial terms and incentives applicable to the new Customer Location(s) or Customer Office(s) shall be as follows: (Insert new commercial terms, incentives, etc.)

5.	All other Agreement terms remain in full force and effect except as modified above.

Agreed and Accepted

MakeMyTrip (India) Private Limited		Amadeus IT Group, S.A.

Name:	Rajesh Magow	Name:	Holger Taubmann

Title:	Co-founder, CFO & COO	Title:	SVP Distribution

Date:		Date:

EXHIBIT 6

Amadeus Fare Guarantee

The following Exhibit explains the standard against which all fare claims are measured and which may be amended from time to time.

Customer acknowledges that Amadeus is subject to certain technical limitations with regards to the retrieval of data necessary for the investigation of past date claims. For such past date claims Amadeus will undertake good faith efforts to retrieve the necessary data to investigate such claims. However, in the event such data is no longer retrievable / recoverable by Amadeus due to technical limitations then Amadeus reserves the right to reject such claim(s).

Amadeus guarantees public fares quoted by using auto pricing functions in the Amadeus central system, at the time of ticketing.

This guarantee is subject to the following terms and conditions, which apply to both handwritten tickets and automated tickets:

Agents shall automatically store the price in the PNR (TST). Amadeus only guarantees the fare if the TST is stored with an automatic indicator (failcodes I 0 and F N), and pricing and ticketing has been made the same day. If TST is priced with FXP with command “FXP/A-(fare basis)” this should be taken as a guaranteed price and Amadeus should honour the same.

If the TST is priced for private fares using Zap Add entries the TST will be updated with the automatic indicator (fail code A O). For the avoidance of doubt, neither private fares nor the amount or percentage added through Zap Add is guaranteed by Amadeus as the owner of the fare filing is the airline and the Zap Add an agreement between the airline(s) and the Customer concerned. In the event Customer receives a claim from a given airline in relation to a private fare using Zap Add, and where the Customer believes the fare was incorrectly filed by the airline(s), then Amadeus will work in good faith with the Customer and airline(s) concerned to investigate such a discrepancy.

A - If the ticket is issued automatically by an Amadeus agent ticketing system and if a ‘0’ failcode indicator is printed on the ticket.

B - If the ticket is issued manually, then at least a printout of the TST with an ‘I’ indicator is required. Agents shall retain a printout of the pricing entry response and resulting TST. As proof Amadeus only accepts system prints (ENTRY : WRA/TQT) provided the sign attribute -IHW- is set to Yes. If the ticket is issued manually, Amadeus can accept a copy of the electronically stored TST for Tickets issued with fail code I 0. The electronic copy must indicate the same date as the date of issuance of the manual ticket.

Amadeus does not guarantee fares or tickets under the following conditions:

If the conditions ‘A’ and ‘B’ have not been complied with by the ticketing agent.

Any manual intervention to the stored fare record (TST), in which cases the indicator will change to “M”.

IT / BT fares are not guaranteed, however, for the avoidance of doubt, the original TST will be guaranteed in accordance with the terms and conditions detailed above, provided that in the event of a claim the Customer maintains and provides an original electronic copy of the TST.

Fares entered in automated tickets issued in systems other than Amadeus.

Fares entered in tickets issued on Amadeus central ticketing system in ‘TY’ mode (TY availability depending on the market and airline set-up).

Violations of ticketing rules such as advanced or instant purchase rules, any ticket issued with a failcode ‘0’ because the agent opted to use the Amadeus functionality to extend the validity of the ‘TST’ is excluded from the fare guarantee if ticketing rules have been violated.

Tickets priced and issued with fail code I 5 when passenger type code does not match.

For the use of Zap Off functionality all fares stored in the TST will be considered manual as the TST will have the indicator set to “M” and therefore not guaranteed by Amadeus.

A ticket designator is mandatory information provided by the Airline with the agreement between Airline and Travel agency.

In case of a claim Amadeus agrees to work with the Customer and Airline(s) concerned to investigate a discrepancy related to the amount or percentage calculated incorrectly related to the Zap Off functionality.

Ticketing Restrictions

Amadeus controls whether the ticketing rules are checked with the LTD switch (last ticketing date) and the office profile (TST-validity). If LTD is not switched on, and/or the TST validity is not set to 1 day only, ADMs of this nature will be excluded from any guarantee.

Amadeus does not guarantee the TST validity superior to one day. Amadeus guarantees the fare only if priced and issued the same day.

Sales Restrictions

Offline Sales restrictions are the responsibility of the agency. When pricing a PNR, the system is unable to determine what airline the ticket will be validated on; therefore sales restrictions advising that ticket must be validated on a specific carrier cannot be verified. When validating on a different carrier, the sales restriction must be verified. In an online environment, in the event a claim is received by the Customer as a result of a Sales Restriction or validating carrier that gets processed automatically in the System, then the Parties agree to work in good faith to address the claim with the airline(s) concerned.

Negotiated Fares

Negotiated fares are loaded directly into Amadeus by the airlines or the agent. Therefore, their pricing is entirely the updater’s responsibility. Amadeus does not take responsibility in case of problems regarding negotiated fares. Any conflict needs to be handled directly with the respective updater. Amadeus can only guarantee the related taxes. In the event Customer receives a claim from a given airline in relation to a negotiated fare that the Customer believes was incorrectly loaded by the airline(s), then Amadeus agrees to work in good faith with the Customer and airline(s) concerned to investigate such a discrepancy.

Special Cases

Entries for Fare Quote with follow-up entries that lead to automatic pricing and storing of TST with fail code I, 0, including entries for overrides, will be guaranteed provided that the ticket has been issued on the same day. The airline can modify their fare rule at any time, so a fare priced is guaranteed only the day of the pricing. No claim will be accepted is a fare is no longer priced on/before the LTD.